Exhibit 2

EXECUTION COPY

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT is made and entered into as of this 2nd day of October, 2007, by and among TELKONET, INC., a Utah corporation (“Purchaser”), Geeks On Call America, Inc., a Virginia corporation (the “Company”), Richard T. Cole and Catherine Cole (collectively, “Cole”), James Weathers and Michelle Weathers (collectively, “Weathers”), and Douglas J. Glenn and Tiffany K. Glenn (collectively “Glenn,” and together with Cole and Weathers, the “Stockholders”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in Section 1.1 hereof.

RECITALS

WHEREAS, the Company is engaged in the business of computer support services (the “Business”);

WHEREAS, the Stockholders own, in the aggregate, 1,160,043.435 shares of the issued and outstanding common stock of the Company (the “Company Common Stock”);

WHEREAS, the Stockholders desire to sell, and Purchaser desires to purchase, in the aggregate, 1,160,043.435 shares of the Company Common Stock (collectively, the “Company Shares”), on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1           Definitions.  As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any specified Person, any other Person which, directly or indirectly, controls, is under common control with, or is controlled by, such specified Person.

“Agreement” means this Agreement and the Company Disclosure Schedules hereto, as this Agreement may be amended from time to time.

“Benefit Plan” means any collective bargaining agreement, any Pension Plan or any bonus, profit sharing, deferred compensation, incentive compensation, performance, retirement, vacation, severance or termination, disability, death benefit, employment, consulting, independent contractor, member, retention, hospitalization, fringe benefit, medical, dental, vision or other material plan, program, policy, arrangement or Contract (whether or not subject to the Laws of the United States) established, maintained, contributed to or required to be established, maintained or contributed to by the Company or any ERISA Affiliate, in each case, providing benefits to any employee of the Company, and in each case whether written or oral, informal or formal, subject to ERISA or not.

“Business Day” means any day other than (i) a Saturday or Sunday, or (ii) a day on which banking institutions located in Maryland are permitted or required by Law, executive order or decree of a Governmental Entity to remain closed.

“Closing” is defined in Section 8.1.

“Closing Date” is defined in Section 8.1.

“Closing Date Price” is defined in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act.

 “Company” has the meaning set forth in the Recitals.

“Company Certificate” is defined in Section 7.2(a).

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Indemnified Party” is defined in Section 10.3.

“Company Intellectual Property” means all Intellectual Property owned, used, under development or filed by or licensed to the Company.

“Constitutive Documents” means the Company’s Certificate of Incorporation and Bylaws.

“Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, obligation, undertaking, concession, franchise, license or legally binding arrangement or understanding, whether written or oral.

“Copyright” means any registered copyright (i) licensed from any third party (other than “shrink-wrap” software), or (ii) assigned, registered or applied for.

“Disclosure Schedule” means a schedule of exceptions to the representations and warranties of the Company and the Stockholders set forth in Article III, delivered contemporaneously with this Agreement.

“Encumbrances” is defined in Section 4.2.

“Environment” means any and all environmental media, including, but not limited to, ambient air, surface water, ground water, drinking water supply, land surface, subsurface strata, wetlands or sediments.

“Environmental Law” means any and all federal, state, local or foreign statutes, laws, codes, regulations, rules, orders, judgments, binding judicial decisions, permits, writs, decrees, licenses, approvals, injunctions, written policies, ordinances and binding directives pertaining to or relating to protection or restoration of the Environment, pollution, health and safety, noise, radiation, or the manufacture, generation, handling, storage, use, emission, discharge, release, transportation, treatment, disposal or remediation of any Hazardous Material and the health or safety of employees in the workplace environment with respect to Hazardous Material, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Occupational Safety and Health Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act and any similar federal, state or local law, as each is in effect as of the date hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person which is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliate service group” with the Company as such terms are defined in Section 414(b), (c), (m) or (o) of the Code.

“Escrow Account” is defined in Section 2.2

“Escrow Agent” is defined in Section 2.2.

“Escrow Agreement” is defined in Section 2.2.

“Financial Statements” are defined in Section 3.9(a).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Entity” means any nation, state, province, county, city or political subdivision and any official, agency, arbitrator, authority, court, department, commission, board, bureau, instrumentality or other governmental or regulatory authority of any thereof, whether domestic or foreign.

“Hazardous Material” means, whether alone or in combination, whether solid, liquid or gaseous: (i) any pollutant, contaminant, substance, chemical or material that is listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum, petroleum product, waste oil, crude oil and its fractions, asbestos and asbestos-containing material, urea formaldehyde, nuclear material, natural or synthetic gas, pesticide, or polychlorinated biphenyl; (iii) any pollutant, contaminant, substance, material, chemical or waste that is explosive or radioactive; or (iv) any hazardous chemical, pollutant, contaminant, hazardous waste, toxic chemical, all as defined as hazardous under the Environmental Law.

“Indebtedness” of any Person means, without duplication: (i) all indebtedness of such Person for borrowed money, with respect to deposits or advances of any kind or for the deferred purchase price of property or services (other than current trade liabilities incurred in the Ordinary Course of Business and payable in accordance with customary practices or being disputed in good faith); (ii) all principal, interest, prepayment penalties and premiums and other obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (iii) all Indebtedness of third parties secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien or other claim on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; and (iv) all guarantees by such Person of Indebtedness of third parties.

“Indemnified Party” means either a Purchaser Indemnified Party or a Company Indemnified Party.

“Indemnifying Party” means the party from which indemnification is sought pursuant to Article IX.

“Intellectual Property” means any (i) Patents, (ii) Marks, (iii) Copyrights, (iv) trade secrets, as defined in the Uniform Trade Secrets Act, including confidential research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supply lists, pricing and cost information, and business and marketing plans and proposals, (v) software or computer programs, (vi) licenses and agreements  pursuant to which a Person has acquired rights in or to any of the foregoing or licenses or agreements pursuant to which a Person has licensed or transferred the right to use any of the foregoing, or (vii) domain names, and (viii) unregistered rights in copyright to print or electronic publications and content.

“Issued Patent” means a Patent which has been granted by the PTO, or any patent office of any other country, which is unexpired and which has not been held invalid by a decision of a court or other appropriate body of competent jurisdiction.

“IRS” means the United States Internal Revenue Service.

“Joynes” is defined in Section 6.1.

“Judgment” means any judgment, order or decree of, or issued by, any Governmental Entity.

“Knowledge” means, with respect to any matter in question, the actual knowledge of Cole after reasonable inquiry.  Known has a correlative meaning.

“Law” means any constitution, act, statute, law, ordinance, treaty, rule or regulation of any Governmental Entity.

“Legal Proceeding” means any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator or mediator or similar party, or any investigation or review by any Governmental Entity.

“Lien” means any lien, pledge, claim, charge, mortgage, encumbrance or other security interest of any kind, whether arising by Contract or by operation of Law.

“Losses” means any debts, obligations and other liabilities (whether known or unknown, absolute or contingent, liquidated or unliquidated, due or to become due, accrued or not accrued, asserted or unasserted or otherwise), losses, claims, damages, Taxes, interest obligations, deficiencies, Judgments, assessments, fines, fees, penalties, expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and reasonable expenses of attorneys, accountants, financial advisors, consultants and other experts, and other expenses of litigation).

“Mark” means any trademark, trade name, trade dress, service mark or domain name.

“Material Adverse Change” means any change, circumstance, development, state of facts, event or effect (i) that has had or would reasonably be expected to have a material adverse change or effect (taken alone or in the aggregate with any other adverse change or effect) in or with respect to the business, properties, assets, condition (financial or otherwise), liabilities (contingent or otherwise) or results of operations of the Business in an amount in excess of $250,000, or (ii) that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by the Company of the transactions contemplated by this Agreement; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been or will be a Material Adverse Change: (a) any change relating to the United States economy or securities markets in general, so long as any impact on the Business is not disproportionate, (b) any adverse change, effect, event, occurrence, state of facts or development described in clause (i) or (ii) above resulting from conditions generally affecting the industry in which the Company participates, (c) the announcement or consummation of the closing of the transactions contemplated hereby, and (d) changes in any applicable Law.

“Merger Transaction” is defined in Section 6.6.

“Most Recent Balance Sheet” is defined in Section 3.8.

“Most Recent Balance Sheet Date” means December 31, 2006.

“Ordinary Course of Business” means any action taken if: (i) such action is consistent with past practice including as to amount and frequency and is taken in the course of normal day-to-day operations and (ii) such action complies with Law.

“Party” means a party to this Agreement.

“Patent” means any United States or foreign patent, any application for a United States or foreign patent, or any continuation, continuation-in-part, division, renewal, extension (including any supplemental protection certificate), reexamination or reissue thereof.

“Pension Plan” means any “employee pension benefit plan,” as defined in Section 3(2) of ERISA.

“Permit” means any federal, state or local, domestic or foreign, governmental consent, approval, order, authorization, certificate, filing, notice, permit, concession, registration, franchise, license or right.

“Permitted Liens” means the following, to the extent not securing Indebtedness: (i) statutory Liens for Taxes not yet due or payable or being contested in good faith by appropriate proceedings; (ii) Liens for assessments and other governmental charges or Liens of landlords, carriers, warehousemen, mechanics and repairmen incurred in the Ordinary Course of Business, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings; (iii) Liens incurred in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security; and (iv) any interest or title of a lessor under an operating lease or capitalized lease or of any licensor under a license.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, Governmental Entity, unincorporated organization or other entity.

“Preferred Stock” is defined in Section 3.5.

“Private Placement” is defined in Section 6.7.

“PTO” means the United States Patent and Trademark Office.

“Purchase Price” is defined in Section 2.2.

“Purchase Shares” means the shares of Telkonet Common Stock issued as the Stock Consideration.

“Purchaser” has the meaning set forth in the Recitals.

“Purchaser Certificate” is defined in Section 7.3(a).

“Purchaser Indemnifiable Loss” is defined in Section 10.2.

“Purchaser Indemnified Party” is defined in Section 10.2.

“Real Property” is defined in Section 3.12.

“Registration Date” means the date on which Purchaser files a registration statement covering the Purchase Shares.

“Representatives” means, with respect to a Person, such Person’s legal, financial, internal and independent accounting and other advisors and representatives.

“Securities Act” means the Securities Act of 1933, as amended, or any similar successor United States statute, and the rules and regulations of the Commission issued under such act, as they each may, from time to time, be in effect.
“Series A Stock” is defined in Section 3.5.

“Series B Stock” is defined in Section 3.5.

“Series C Stock” is defined in Section 3.5.

“Subsidiary” means, with respect to any Person, another Person (i) of which 50.0% or more of any class of capital stock is owned or controlled, directly or indirectly, by such first Person, or (ii) of which such first Person is a general partner.

“Tax” means any United States federal, state, local and foreign income, profits, franchise, license, capital, transfer, ad valorem, wage, severance, occupation, import, custom, gross receipts, payroll, sales, employment, use, stamp, alternative or add-on minimum, environmental, withholding and any other tax, duty, assessment or governmental tax charge of any kind whatsoever, imposed or required to be withheld by any taxing authority, including any interest, additions to tax, or penalties applicable or related thereto.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement or other form relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” means any suit, proceeding, claim or demand by a Person other than a Person from which indemnification may be sought under Article X.

“Trading Market”  means whichever of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Market, the NASDAQ Capital Market or OTC Bulletin Board on which Common Stock is listed or quoted for trading on the date in question.

ARTICLE II
PURCHASE AND SALE OF COMPANY COMMON STOCK

2.1           Purchase and Sale of Company Common Stock.  Upon the terms and conditions set forth in this Agreement, at the Closing, the Stockholders shall sell to Purchaser, and Purchaser shall purchase from the Stockholders, the Company Shares.

2.2           Purchase Price.  The purchase price for the Company Shares shall be $4,466,167.22 in the aggregate (the “Purchase Price”).  The Purchase Price shall be payable by Purchaser, at Purchaser’s election, through the delivery to the Stockholders of (a) shares of Purchaser’s common stock, par value $0.001 per share (the “Telkonet Common Stock”), (b) cash, or (c) a combination of cash and Telkonet Common Stock.  If Purchaser elects to pay all or a portion of the Purchase

Price in Telkonet Common Stock, the number of shares of Telkonet Common Stock issuable pursuant to this Section 2.2 shall be determined assuming a per share price equal to the average closing price of the Telkonet Common Stock on the American Stock Exchange (“AMEX”) during the ten (10) trading days immediately preceding the Closing Date (the “Closing Date Price”).  The Telkonet Common Stock shall be held in escrow (the “Escrow Account”) in accordance with the terms of an escrow agreement (the “Escrow Agreement”) by and among Purchaser, the Stockholders and StockTrans, Inc. as escrow agent (the “Escrow Agent”) until the Registration Date, subject to the provisions of Section 2.3, it being the intent of the parties that title to the Telkonet Common Stock for tax purposes shall not transfer to the Stockholders until the adjustment contemplated by Section 2.3 is effectuated.  Notwithstanding anything to the contrary contained in this Agreement, the Purchaser may elect, in its sole discretion, at any time on or before the Registration Date to modify the percentage of cash versus Telkonet Common Stock paid as the Purchase Price and the number of shares of Telkonet Common Stock held in the Escrow Account shall be increased or decreased proportionately in accordance with such election.

2.3           Adjustment to the Number of Purchase Shares.  If the average closing price of Telkonet Common Stock on the AMEX during the ten (10) trading days immediately preceding the Registration Date (the “Registration Date Average”) is less than 100% of the Closing Date Price, Purchaser shall issue and deliver to each Stockholder on the Registration Date, at Purchaser’s option, either (a) that number of additional shares of Telkonet Common Stock (the “Adjustment Shares”) such that the aggregate value of shares of Telkonet Common Stock received by such Stockholder (assuming a value per share equal to the Registration Date Average) is equal to the number of Company Shares sold by such Stockholder to Purchaser hereunder times the Purchase Price, or (b) cash in amount equal to the value of the Adjustment Shares, assuming a value per share equal to the Registration Date Average.  If the Registration Date Average is more than 100% of the Closing Date Price, the number of Purchase Shares held in the Escrow Account for the benefit of such Stockholder shall be reduced such that the aggregate value of such Purchase Shares held in the Escrow Account for the benefit of such Stockholder following such reduction (assuming a value per share equal to the Registration Date Average) is equal to the number of Company Shares sold by such Stockholder to Purchaser hereunder times the Purchase Price.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedule delivered to Purchaser simultaneously with the execution hereof, the Company represents and warrants to the Purchaser as follows, as of the Closing Date:

3.1           Organization and Standing.  The Company: (a) is a corporation duly organized, validly existing and in current status under the Laws of the Commonwealth of Virginia; (b) has all requisite power and authority to own its properties, carry on its business as now being conducted; and (c) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed would not reasonably be expected to result in a Material Adverse Change.  The Company is not in violation of any of the provisions of its Constitutive Documents.

3.2           Power and Authority; Binding Agreement.  The Company has all requisite power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder.  This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by the other parties hereto, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject in each case to bankruptcy, reorganization, insolvency or similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law).

3.3           Noncontravention.

(a)           The execution and delivery by the Company of this Agreement, the consummation of the transactions contemplated by this Agreement and the compliance by the Company with the provisions of this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Company under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of: (i) the Constitutive Documents; (ii) assuming all consents set forth in Section 3.13 of the Disclosure Schedule are obtained, any indebtedness, loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract that is material to the Company to which the Company is a party or bound by or its properties or assets are bound by or subject to or otherwise under which the Company has rights or benefits; or (iii) any (A) Law, or (B) Judgment, in each case, applicable to the Company, its properties or assets other than in the cases of (ii) and (iii) above, any such conflicts, violations, breaches, defaults, rights, entitlements, losses or Liens that have not given rise to, or would not reasonably be anticipated to give rise to, an event constituting a Material Adverse Change.

(b)           No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery by the Company of this Agreement, the consummation by the Company of the transactions contemplated hereby or the compliance by the Company with the provisions of this Agreement, except for such consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made individually or in the aggregate would not impair in any material respect the ability of the Company to perform its obligations under this Agreement and will not result in a Material Adverse Change.

3.4           Compliance with Laws.  The Company is and has been in compliance in all material respects with all applicable Laws and Judgments of any Governmental Entity applicable to its businesses or operations.  The Company has not received a written notice or other written communication (or, to the Knowledge of the Company, any oral notice or other communication) that is currently pending alleging a possible violation by the Company of any applicable Law or Judgment of any Governmental Entity applicable to the Company’s businesses or operations.

3.5           Capitalization.   The authorized capital stock of the Company consists of (a) 5,000,000 shares of Common Stock, no par value per share (the “Company Common Stock”), 2,224,710.270 shares of which are issued and outstanding, (b) 403,389.985 shares of Preferred Stock (as hereinafter defined), comprised of (i) Series A Preferred Stock (the “Series A Stock”), 0 shares of which are issued and outstanding, (ii) Series B Preferred Stock (the “Series B Stock”), 160,404.373 shares of which are issued and outstanding, (iii) Series C Preferred Stock (the “Series C Stock”), 119,784.173 shares of which are issued and outstanding, and (iv) Series D Preferred Stock (the “Series D Stock,” together with the Series A Stock and Series B Stock, the “Preferred Stock”), 123,201.439 shares of which are issued and outstanding.  All such issued and outstanding shares have been duly authorized and validly issued, are fully paid and nonassessable, have been offered, issued, sold and delivered by the Company in compliance with applicable federal and state securities laws and not in violation of the right of any third party including, but not limited to, preemptive, first refusal or other rights of shareholders.  A capitalization table of the Company immediately prior to the Closing is set forth in Section 3.5 of the Disclosure Schedule.  Except for the Preferred Stock which is convertible into Company Common Stock as set forth in the Company’s Articles of Incorporation, there are no outstanding options, warrants or other rights, or agreements, arrangements or commitments of any character in effect relating to the issued or unissued capital stock of the Company, or obligating the Company to issue or sell shares of capital stock of, or other equity interests in, the Company, including any securities directly or indirectly convertible into or exercisable or exchangeable for any capital stock or other equity securities of the Company.  The Company does not have outstanding any bonds, debentures, notes or other obligations, the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) either separately as a class or with the shareholders on any matter.

3.6           Subsidiaries.  The Company has the following subsidiaries: (a) GOC International, Inc., a Virginia corporation (incorporated on April 12, 2007), which is the sole owner of GOC Canada, ULC, an Alberta limited liability corporation (incorporated on January 19, 2007); and (b) GOC Canada, LLC, a Virginia limited liability company (chartered on January 22, 2007), which currently has no operations.

3.7           Permits.  The Company validly holds and has in full force and effect, or has taken appropriate steps to obtain or renew, all material Permits necessary for it to carry on its business as now conducted.  The Company is in compliance in all material respects with the terms and conditions of all such Permits and there has occurred no material default (with or without notice or lapse of time or both) or material violation of, or under, or event giving to any other Person any right of termination, amendment or cancellation of, any such Permit.  None of such Permits will be subject to suspension, modification, revocation or nonrenewal as a result of the consummation of the transactions contemplated hereby or the execution and delivery of this Agreement.  No proceeding is pending or, to the Knowledge of the Company, threatened, seeking the revocation or limitation of any Permit.  Material Permits are held in the name of the Company, and none are held in the name of any Company employee or agent or otherwise on behalf of the Company.

3.8           Financial Statements.  Section 3.8 of the Disclosure Schedule sets forth the unaudited balance sheet of the Company for the eleven months ended as of July 31, 2007 (the “Most Recent Balance Sheet”), and the audited balance sheets for the twelve months ended August 31, 2004, August 31, 2005 and August 31, 2006, together with the related statements of income for the twelve months ended August 31, 2004, August 31, 2005 and August 31, 2006 (collectively, the “Financial Statements”).  The Financial Statements: (i) are consistent with the books and records of the Company; (ii) have been prepared in accordance with GAAP; and (iii) present fairly the financial condition and results of operations of the Company as of the respective dates thereof and for the periods referred to therein in all material respects.

3.9           Absence of Changes or Events.  Except as set forth in Section 3.9 of the Disclosure Schedule, since July 31, 2007:

(a)           The Company has conducted its business only in the Ordinary Course of Business;

(b)           there has occurred no Material Adverse Change, nor any change, circumstance, development, state of facts, event or effect that would reasonably be expected to result in a Material Adverse Change;

(c)           The Company has not: (i) amended its Constitutive Documents; (ii) issued, sold, transferred, pledged, disposed of or encumbered any of its capital stock or any commitments or rights of any kind to acquire any of its capital stock; or (iii) purchased or otherwise acquired directly or indirectly any of its capital stock, or any instrument or security which consists of or includes a right to acquire such capital stock;

(d)           The Company has not adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization of the Company;

(e)           The Company has not changed in any material respect any of the accounting policies or methods used by it;

(f)           The Company has not incurred loss of, or significant injury to, any of its assets whether as a result of any natural disaster, labor trouble, accident, other casualty or otherwise;

(g)           The Company has not mortgaged, pledged or subjected to any Lien (other than Permitted Liens), any of its assets;

(h)           The Company has not sold, exchanged, transferred or otherwise disposed of any of its assets, except in the Ordinary Course of Business;

(i)           The Company has not canceled any debts or claims;

(j)           The Company has not reserved for or written down the value of any assets or written off as uncollectible any accounts receivable, except in the Ordinary Course of Business and none of which, individually or in the aggregate, would result in a Material Adverse Change; and

(k)           The Company has not made any agreement to do any of the foregoing, other than negotiations with Purchaser and its Representatives regarding the transactions contemplated by this Agreement.

3.10           Undisclosed Liabilities.  To the Knowledge of the Company, the Company does not have any liabilities, obligations or commitments of any nature (whether known or unknown, absolute, accrued, contingent, liquidated or otherwise), except: (a) liabilities, obligations or commitments which are appropriately reflected or reserved against on the Most Recent Balance Sheet; (b) liabilities, obligations or commitments which have been incurred in the Ordinary Course of Business and consistent with past practice since the Most Recent Balance Sheet Date; (c) liabilities, obligations or commitments disclosed in the Disclosure Schedule; and (d) express performance obligations under the contracts and agreements of the Company.

3.11           Assets other than Real Property.  The Company is the true and lawful owner or lessee of and has good and valid title to, or a valid leasehold interest in, all personal property (tangible or intangible) reflected on the Most Recent Balance Sheet or thereafter acquired, except inventory that has been sold or otherwise disposed of in the Ordinary Course of Business since the Most Recent Balance Sheet Date and not in violation of this Agreement, in each case, free and clear of all Liens (other than Permitted Liens).

3.12           Real Property.  The Company does not own any real property.  With respect to real property and interests in real property leased by or to the Company (each, a “Real Property”), except as set forth in Section 3.12 of the Disclosure Schedule: (i) the Company has good and valid title to the leasehold estate relating to any leased Real Property, free and clear of all Liens (other than Permitted Liens and Liens which would not reasonably be expected to materially impair the current uses or the occupancy by the Company of such Real Property), leases, assignments, subleases, easements, covenants, rights of way and other similar restrictions of any nature whatsoever, other than those identified in the leases and operating agreements provided to Purchaser; (ii) any lease relating to any leased Real Property is in writing and is legal, valid, binding, in full force and effect and enforceable against the Company in accordance with its terms; (iii) any lease relating to any leased Real Property will, immediately following the Closing Date, continue to be legal, valid, binding, in full force and effect and enforceable in accordance with its terms as in effect on the date hereof; and (iv) the Company is not and, to the Knowledge of the Company, no other party to any lease relating to a leased Real Property is, in breach or violation of, or in default under, such lease.

3.13           Contracts.  Each Contract is in full force and effect, and is legal, valid, binding and enforceable against the Company in accordance with its terms.  There is no material default, material violation or material breach under any Contract by the Company or, to the Company’s Knowledge, by any other party thereto, and no event has occurred or condition exists that with the lapse of time or the giving of notice or both would constitute a material default, material violation or material breach thereunder by the Company or, to the Company’s Knowledge, any other party thereto, except to the extent such default, violation or breach would not individually or in the aggregate cause a Material Adverse Change.  Except as set forth in Section 3.13 of the Disclosure Schedule, no notice, waiver, consent or approval is required (or the lack of which would give rise to a right of termination, cancellation or acceleration of, or entitle any party to accelerate, whether after the giving of notice or lapse of time or both, any obligation under the Contracts) under or relating to any material Contract in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

3.14           Intellectual Property.  The Company owns or has valid licenses to use, free and clear of all Liens or any other claims, including, without limitation, any claim of ownership or other right by any inventor on any Patent, all Company Intellectual Property that is material to the Company or the operation of its business as currently conducted and there are no claims or demands by any other Person pertaining to any Company Intellectual Property, and no proceedings have been instituted, or are pending or, to the Knowledge of the Company, threatened, which challenge the rights of the Company in respect thereof.

3.15           Litigation.  There is no Legal Proceeding that is pending (or, to the Company’s Knowledge, threatened) against the Company, which could result in a Material Adverse Change.  The Company is not operating under and is not subject to any Judgment, writ, injunction or award of any Governmental Entity, court, judge, justice, magistrate, or arbitrator, including any bankruptcy court or judge.  There are no unsatisfied Judgments outstanding against the Company.

3.16           Taxes.  All Tax Returns required to be filed by the Company have been timely filed and are true, correct and complete in all material respects and all Taxes owed by the Company (whether or not shown on any Tax Return) have been timely paid.

3.17           Insurance.  The insurance policies maintained by the Company comply with any requirements to maintain insurance set forth in any contract or agreement to which the Company is a party.  There is no claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy.  To the Knowledge of the Company, there has been no notice of cancellation or termination (or any other threatened termination) of, or premium increase with respect to, any such policy.

3.18           Warranty and Product Liability Matters.  The Company’s products have no known design or manufacturing defects which individually or in the aggregate would result in a Material Adverse Change to the Company or its assets and such products comply in all material respects with, and meet the current standards of, federal, state, local and foreign codes, laws, regulations and statutes dealing with such products.

3.19           Benefit Plans. Each Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable laws, including, but not limited to, ERISA and the Code.

3.20           Employee and Labor Matters.  The Company’s employees are not members of any union. There are no pending charges against the Company or any current or former Company employees (based on conduct relating to their employment by the Company) before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices nor, to the Knowledge of the Company, does any basis exist therefore.  The Company has not received notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation of the Company and, to the Knowledge of the Company, no such investigation is in progress.  The Company has complied in all material respects with all applicable Laws relating to employment and governing payment of minimum wages and overtime rates, the withholding and payment of Taxes from compensation of employees and the payment of premiums and/or benefits under applicable worker compensation Laws.

3.21           Environmental Matters.  The Company is and has been in compliance in all material respects with all applicable Environmental Laws.  The Company has received no written notice of any pending, or to its Knowledge, threatened, and to the Knowledge of the Company, there is no basis for any action, demand, claim, notice of noncompliance, suit, investigation, inquiry or proceeding relating to any liability under any Environmental Law.

3.22           Effect of Transaction.  Except as set forth in Section 3.22 of the Disclosure Schedule, to the Company’s Knowledge, no lender, creditor, lessor, lessee, licensor, licensee, employee, contractor, distributor, vendor, client, customer, supplier, Affiliate or other Person having a relationship with the Company has informed the Company and the Company has no Knowledge that such Person intends to change such relationship (in part or in whole) because of the consummation of the transactions contemplated by this Agreement.

3.23           Ownership of Assets.  Except as set forth in Section 3.23 of the Disclosure Schedule, the Company is the sole and exclusive legal and equitable owner of, and has good and marketable title to, its assets and such assets are free and clear of all Liens (other than Permitted Liens).  Except as set forth in Section 3.23 of the Disclosure Schedule, no Person or Governmental Entity has an option to purchase, right of first refusal or other similar right with respect to all or any part of the Company’s assets other than in the Ordinary Course of Business.

3.24           Customers.  Intentionally omitted.

3.25           Disclosure.  No representations or warranties by the Company in this Agreement, and no statement or information contained in the schedules hereto or any certificate furnished by the Company pursuant to the provisions of this Agreement, contain any untrue statement of a material fact or omit to state any material fact necessary, in light of the circumstances under which they were made, to make the statements herein or therein not materially misleading.

3.26           Application of Takeover Protections.  There is no control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company's charter documents or the laws of its state of incorporation that is or could reasonably be expected to become applicable to Purchaser as a result of Purchaser, the Company and/or the Stockholders fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the Stockholders’ transfer of the Company Shares and the Purchaser’s ownership of the Company Shares.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder represents and warrants to the Purchaser as follows, as of the Closing Date:

4.1           Power and Authority; Binding Agreement.  Such Stockholder has all requisite power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder.  This Agreement has been duly executed and delivered by such Stockholder and, assuming due execution and delivery by the other parties hereto, constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject in each case to bankruptcy, reorganization, insolvency or similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law).

4.2           Title to the Company Shares.  Such Stockholder has good and marketable title to the Company Shares, free and clear of all restrictions, Liens, voting trusts, agreements, proxies, arrangements and encumbrances of any kind whatsoever (collectively, “Encumbrances”).  Upon the Closing, such Stockholder shall transfer good and marketable title to the Company Shares to Purchaser free and clear of all Encumbrances.

4.3           Disclosure.  No representations or warranties by such Stockholder in this Agreement, and no statement or information contained in the schedules hereto or any certificate furnished by such Stockholder pursuant to the provisions of this Agreement, contain any untrue statement of a material fact or omit to state any material fact necessary, in light of the circumstances under which they were made, to make the statements herein or therein not materially misleading.

4.4           Investment Representations.  Such Stockholder understands that the Purchase Shares have not been registered under the Securities Act or the securities laws of any state or other jurisdiction.  Such Stockholder is acquiring the Purchase Shares for its own account for purposes of investment and not for the account of any other Person, not for resale to any other Person, and not with a view to or in connection with a resale or distribution of the Purchase Shares.  Such Stockholder has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment for the disposition of the Purchase Shares by such Stockholder.  Except as otherwise provided herein, such Stockholder will not sell or otherwise dispose of any shares of capital stock of Purchaser without registration under the Securities Act and under any applicable state or other jurisdiction’s respective securities laws, or an exemption therefrom.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

           Purchaser represents and warrants to the Company and the Stockholders as follows, as of the Closing Date:

5.1           Organization and Standing.  Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Utah.  Purchaser has all requisite corporate power and authority to own its properties and carry on its business as being now conducted and as contemplated by this Agreement.

5.2           Power and Authority; Binding Agreement.  Purchaser has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder.  The execution and delivery by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Purchaser, and no other proceedings on the part of Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Purchaser and, assuming the due execution of this Agreement by the other parties thereto, constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to bankruptcy, reorganization, insolvency or similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law).

5.3           Noncontravention.

(a)           The execution and delivery by Purchaser of this Agreement, the consummation of the transactions contemplated hereby, and the compliance by Purchaser with the provisions of this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of Purchaser under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) Purchaser’s certificate of incorporation or bylaws, (ii) any Law or Judgment, with respect to Purchaser’s properties or assets, other than, in the case of clause (ii), any such conflicts, violations, breaches, defaults, rights, losses, Liens or entitlements that individually or in the aggregate are not likely to impair in any material respect the ability of Purchaser to perform its obligations under this Agreement, or prevent or materially impede or delay the consummation of the transactions contemplated hereby.

(b)           No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Purchaser in connection with the execution and delivery by Purchaser of this Agreement, the consummation by Purchaser of the transactions contemplated by this Agreement or the compliance by Purchaser with the provisions of this Agreement, except for such consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made individually or in the aggregate would not impair in any material respect the ability of Purchaser to perform its obligations under this Agreement, or prevent or materially impede or delay the consummation of the transactions contemplated hereby.

5.4           Brokers.  Purchaser has not employed or entered into any Contract with any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement, pursuant to which the Company could be liable for the fee or commission of such investment banker, broker, finder, consultant or intermediary, or for any similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

5.5           Consents.  No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or Governmental Entity is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the compliance by the Purchaser with any of the provisions hereof.

5.6           Litigation.  There is no Legal Proceeding pending or, to the knowledge of the Purchaser, threatened, that seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated by this Agreement or that questions the validity of this Agreement, or any action taken or to be taken by the Purchaser in connection with the consummation of the transactions contemplated hereby.

5.7           Investment Representations.  Purchaser understands that the Company Shares have not been registered under the Securities Act or the securities laws of any state or other jurisdiction.  Purchaser is acquiring the Company Shares for its own account for purposes of investment and not for the account of any other Person, not for resale to any other Person, and not with a view to or in connection with a resale or distribution of the Company Shares.  Purchaser has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment for the disposition of the Company Shares by Purchaser.  Purchaser will not sell or otherwise dispose of any Company Common Stock without registration under the Securities Act and under any applicable state or other jurisdiction’s respective securities laws, or an exemption therefrom.

5.8           Securities Reports.  Purchaser has filed all forms, reports and documents required to be filed with the Commission (the “Purchaser Reports”).  The Purchaser Reports (a) were prepared in all material respects in accordance with the requirements of all applicable Laws of any Governmental Entity, and (b) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) will be deemed to modify information as of any earlier date.  There is no event or fact affecting Purchaser, its operations or its financial condition which has not been disclosed in the Purchaser Reports or otherwise to the Stockholders in writing which materially and adversely affects or is reasonably likely to materially and adversely affect Purchaser, its operations or its financial condition.

5.9           Purchase Shares.  The Purchase Shares have been duly authorized, and when issued in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens other than restrictions on transfer imposed by applicable securities Laws and shall not be subject to preemptive or similar rights of shareholders.  The Purchase Shares and the Adjustment Shares, if any, will be issued in compliance with all applicable federal and state securities Laws.

5.10           Listing and Maintenance Requirements.   Except as specified in the Purchaser Reports, Purchaser has not, in the two (2) years preceding the date hereof, received notice (written or oral) from any Trading Market to the effect that Purchaser is not in compliance with the listing and maintenance requirements for continued listing of the Telkonet Common Stock on the Trading Market on which the Telkonet Common Stock is currently listed or quoted.  The issuance of the Purchase Shares does not contravene the rules and regulations of the Trading Market on which the Telkonet Common Stock is currently listed or quoted, and no approval of the shareholders of Purchaser thereunder is required for Purchaser to issue and deliver to the Stockholders the Purchase Shares.

ARTICLE VI
COVENANTS

6.1           Confidentiality.   The parties hereto (each, a “Receiving Party”) shall ensure that all confidential and proprietary information disclosed by any other party hereto or any of their Affiliates, employees, attorneys, agents, investment bankers, or accountants (each, a “Disclosing Party”) shall not be published, disclosed, or made accessible by any of them to any other person or entity at any time or used by any of them without the prior written consent of the Disclosing Party; provided, however, that the restrictions of this provision shall not apply: (i) as may otherwise be required by Law; (ii) as may be necessary or appropriate in connection with the enforcement of this Agreement; (iii) to the extent such information shall have otherwise become publicly available other than as the result of a breach by the Receiving Party or any of their respective Affiliates of their obligations under this Agreement, or (iv) to any disclosure made for the sole purpose of offering participation in this transaction to Louis N. Joynes, II (“Joynes”), provided that Joynes agrees to be bound by the terms of this Section 6.1.  The restrictions of this Section 6.1 shall survive for a period of five (5) years following the Closing.

6.2           Publicity.  No public announcement of this transaction shall be made without the express written consent of Purchaser.

6.3           Filing of Registration Statement on Form S-3.  Purchaser agrees to file a registration statement with the Commission covering the distribution of the Purchase Shares no later than the 90th day following the Closing Date.

6.4           No Shop.

(a)           From the date of this Agreement until the Closing Date (the “No Shop Period”), neither the Company nor any of the Stockholders shall, nor shall either of them authorize or permit any of their Affiliates or any officer, director, employee, investment banker, attorney or other adviser or representative of the Company or the Stockholders or any of their Affiliates to, (i) solicit, initiate, or intentionally encourage the submission of, any Acquisition Proposal (as hereinafter defined), (ii) enter into any agreement with respect to any Acquisition Proposal, or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information for the purpose of responding to, facilitating the making of, or take any other action for the purpose of responding to, facilitating any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal other than the transactions contemplated hereby.

(b)           For purposes of this Agreement, “Acquisition Proposal” means any proposal for a merger or other business combination involving the acquisition of the Company by any Person other than Purchaser or any proposal or offer to acquire in any manner, directly or indirectly, any of the equity securities, voting securities or assets of the Company, other than the transactions contemplated hereby.

(c)           The Company and the Stockholders will, and except as otherwise provided in this Agreement, will cause their Affiliates to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any Persons (other than Purchaser and its Representatives) conducted heretofore with respect to any Acquisition Proposal, and will not pursue, directly or indirectly, any Acquisition Proposal received on or prior to the date of this Agreement from any Person (other than Purchaser and its Representatives) during the No Shop Period.  Nothing in this Section 6.4 shall permit the Company or the Stockholders to terminate this Agreement (except as expressly provided in Article IX) or affect any other obligations of the Company or the Stockholders under this Agreement.

6.5           Further Assurances.  From time to time following the Closing, as and when requested by any Party, the other Parties shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

6.6           Merger Transaction.  Immediately following the Closing, the Company shall use its best efforts to identify a publicly-traded “shell company,” as such term is defined under the rules of the Commission (the “Public Shell Company”), and cause the Company to be merged with and into the Public Shell Company (the “Merger Transaction”).

6.7           Private Placement.  Simultaneously with or immediately following the Merger Transaction, the Company shall use its best efforts to engage in a private placement (the “Private Placement”) of the Company Common Stock resulting in net proceeds to the Company of at least $4,250,000, which net proceeds shall be used for working capital purposes.  Notwithstanding the foregoing, if the valuation of the Company for purposes of the Private Placement is less than $20 million, then the terms of the Private Placement shall be subject to the further approval of the Company’s Board of Directors.

6.8           Board of Directors.  Immediately following the Closing, the Company shall use its best efforts to cause the appointment or election to the Company’s Board of Directors two persons designated by Purchaser for such term(s) as agreed to by Purchaser and the Company.

ARTICLE VII
CONDITIONS

7.1           Conditions to Each Party’s Obligations.  The respective obligation of each party to consummate the transactions contemplated hereby is subject to the fulfillment, satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a)           All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by any law or Governmental Entity, necessary or required in order for the consummation of any of the transactions contemplated by this Agreement and which, if not obtained, made or occurring, would make any of the transactions contemplated hereby illegal or would result in a Material Adverse Change to the Company, shall have been obtained, made or occurred.

(b)           No Governmental Entity or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect, and (ii) has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting or preventing the consummation of the transactions contemplated hereby.

           7.2           Conditions to Purchaser’s Obligations.  Purchaser’s obligation to consummate the transactions contemplated hereby shall be subject to the fulfillment or satisfaction of the following conditions, any of which may be waived in writing by Purchaser in whole or in part:

(a)           The representations and warranties of each of the Company and the Stockholders contained in this Agreement that are qualified as to materiality or Material Adverse Change shall be true and correct, and that are not so qualified shall be true and correct in all material respects on the date of this Agreement and on and as of the Closing Date, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date).  Purchaser shall have received a certificate dated as of the Closing Date and signed by an executive officer of the Company certifying that the conditions specified in Section 7.2(a) and (b) have been satisfied (the “Company Certificate”).

(b)           Each of the Company and the Stockholders shall have performed and complied in all material respects with all the agreements and covenants contained herein that are required to be performed by them prior to or at the Closing.

(c)           There shall have occurred no effects, events, occurrences, developments or changes that have resulted in, or are reasonably likely to result in, a Material Adverse Change since the date of this Agreement, except for changes expressly contemplated by this Agreement.

(d)           The Company shall have received all necessary consents, waivers, assignments, approvals, or transfers in form and substance reasonably satisfactory to Purchaser, from all Governmental Entities, and all Contracts, leases or agreements to which the Company is a party, or that concern or relate to the Permits held by the Company, except where the failure to receive such consent, waiver, assignment, approval or transfer would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change.

(e)           The Purchaser shall have received final approval from its Board of Directors.

           7.3           Conditions to the Company’s Obligations.  The Company’s and the Stockholders’ obligation to consummate the transactions contemplated hereby shall be subject to the fulfillment or satisfaction of the following conditions, any of which may be waived in writing by the Company and the Stockholders in whole or in part:

(a)           The representations and warranties of the Purchaser contained in this Agreement that are qualified as to materiality shall be true and correct, and that are not so qualified shall be true and correct in all material respects on the date of this Agreement and on and as of the Closing Date, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date).  The Company shall have received a certificate dated as of the Closing Date and signed by an executive officer of Purchaser certifying that the conditions specified in Section 7.3(a) and (b) have been satisfied (the “Purchaser Certificate”).

(b)           Purchaser shall have performed and complied  in all material respects with all the agreements and covenants contained herein that are required to be performed by it prior to or at Closing.

ARTICLE VIII
CLOSING

8.1           Closing.  The transactions contemplated hereby (the “Closing”) shall take place at the offices of Baker & Hostetler LLP, 1050 Connecticut Avenue, NW, Suite 1100, Washington, DC 20036, on a date specified by the parties hereto, which date shall be no later than the fifth Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at Closing) or at such other date or place as the parties may agree (the “Closing Date”).

8.2           Deliveries.  (a) At the Closing, the Company and/or the Stockholders, as appropriate, shall deliver to Purchaser the following:

(i)           copies of the resolutions of the board of directors of the Company authorizing the execution, delivery and performance of this Agreement, and the incumbency of the persons executing this Agreement and other documents on behalf of the Company, all certified by an executive officer of the Company.

(ii)           certificates evidencing the Company Shares duly endorsed for transfer.

(iii)           the Private Label Agreement (the “Private Label Agreement”) in substantially the form attached hereto and made a part hereof as Exhibit A.

(iv)           the Registration Rights Agreement (the “Registration Rights Agreement”) in substantially the form attached hereto and made a part hereof as Exhibit B.

(v)           the Escrow Agreement.

(vi)           the Company Certificate.

(b)           At the Closing, Purchaser shall deliver to the Company and/or the Stockholders, or, with regard to the Purchase Shares, to the Escrow Agent, as appropriate, the following:

(i)           copies of the resolutions of the board of directors of Purchaser authorizing the execution, delivery and performance of this Agreement, and the incumbency of the persons executing this Agreement and other documents on behalf of Purchaser, all certified by an executive officer of Purchaser.

(ii)           the Private Label Agreement.

(iii)           the Registration Rights Agreement.

(iv)           the Escrow Agreement.

(v)           the Purchaser Certificate.

(vi)           the Purchase Shares.

ARTICLE IX
TERMINATION

9.1           Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written consent of the Company, the Stockholders and Purchaser;

(b)           by either the Company and the Stockholders or Purchaser:

(i)           if the transactions contemplated hereby shall not have been consummated within thirty (30) days following the date of this Agreement; provided that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the transactions contemplated hereby by such date; or

(ii)           if any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated hereby and such order, decree or ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any party who has not used its commercially reasonable efforts to cause such order, decree or ruling to be lifted.

(c)           by Purchaser if (i) the representations and warranties of the Company or any Stockholder contained in this Agreement shall not be true and correct in all material respects, or (ii) the Company or any Stockholder shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or material covenant of the Company or any Stockholder to be performed or complied with by it under this Agreement, in each case, such that the conditions set forth in Sections 7.2(a) or (b) would not be satisfied, and in the case of clause (i) such untruth or incorrectness cannot be or has not been cured within thirty (30) days after the giving of written notice to the Company and the Stockholders, and, in the case of clause (ii), such failure cannot be or has not been cured within thirty (30) days after the giving of written notice to the Company and the Stockholders; or

(d)           by the Company and the Stockholders if (i) the representations and warranties of Purchaser contained in this Agreement shall not be true and correct in all material respects, except to the extent that any breach (either individually or in the aggregate with all other such breaches) would not have a material adverse effect on Purchaser; or (ii) Purchaser shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or material covenant of Purchaser to be performed or complied with by it under this Agreement, in each case such that the conditions set forth in Sections 7.3(a) or (b) would not be satisfied, and in the case of clause (i) such untruth or incorrectness cannot be or has not been cured within thirty (30) days after the giving of written notice to Purchaser, and, in the case of clause (ii), such failure cannot be or has not been cured within thirty (30) days after the giving of written notice to Purchaser.

9.2           Effect of Termination.  If this Agreement is terminated pursuant to Section 9.1, all obligations of the Parties hereunder shall terminate, except for the obligations set forth in Section 6.1 (Confidentiality) and 6.2 (Publicity), which shall survive the termination of this Agreement, and except that no such termination shall relieve any party from liability for any prior breach of this Agreement.

ARTICLE X
INDEMNIFICATION

10.1           Survival.  The representations and warranties of the Parties contained in this Agreement, and in any certificate, schedule or document delivered pursuant hereto shall be deemed to have been relied on by the parties hereto, and shall survive the Closing for a period of two (2) years; provided, however, that the representations and warranties contained in Sections 4.2 (Title to the Company Shares) shall survive indefinitely.

10.2           Indemnification of Purchaser.  The Company and each Stockholder, respectively and for themselves only, shall indemnify Purchaser against, and hold Purchaser harmless from and against any and all Losses suffered or incurred by Purchaser, arising from, relating to or otherwise in connection with the following (collectively, the “Purchaser Indemnifiable Loss”):

(a)           any material breach of any representation or warranty of the Company or any Stockholder contained in this Agreement or in any other agreement or instrument executed and delivered by the Company or any Stockholder pursuant to this Agreement; or

(b)           any material breach or failure to perform any covenant or agreement of the Company or the Stockholders contained in this Agreement or any agreement or instrument furnished by the Company or the Stockholders pursuant to this Agreement.

10.3           Indemnification of the Company.  Purchaser shall indemnify the Company and the Stockholders (each a “Company Indemnified Party”) against and hold each Company Indemnified Party harmless from any and all Losses suffered or incurred by any such Company Indemnified Party arising from, relating to or otherwise in connection with:

(a)           any material breach, as of the Closing Date, of any representation or warranty of Purchaser contained in this Agreement or any other agreement or instrument furnished by Purchaser to the Company or the Stockholders pursuant to this Agreement; or

(b)           any material failure to perform any covenant or agreement of Purchaser contained in this Agreement or any agreement or instrument furnished by Purchaser to the Company or the Stockholders pursuant to this Agreement.

10.4           Indemnification Claims.

(a)           In order for an Indemnified Party to be entitled to any indemnification provided for under Section 10.2 or 10.3 in respect of, arising out of or involving a Third Party Claim, such Indemnified Party must notify the Indemnifying Party in writing of the Third Party Claim within twenty (20) Business Days after receipt by such Indemnified Party of notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided under Section 10.2 or 10.3, except to the extent the Indemnifying Party has been actually prejudiced as a result of such failure.  Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within ten (10) Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.  The Indemnifying Party alone shall conduct and control the defense of such Third Party Claim and the Indemnified Party shall have the right to participate in the defense of such claim at its own expense.  The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (such consent not to be unreasonably delayed, withheld or conditioned), settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree that does not include an unconditional release of the Indemnified Party for any liability arising out of such claim or demand or any related claim or demand.

(b)           In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement other than in respect of, arising out of or involving a Third Party Claim, such Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party; provided, however, that failure to give such notification shall not affect the indemnification provided under Section 10.2 or 10.3, except to the extent the Indemnifying Party has been actually prejudiced as a result of such failure.  If the Indemnifying Party does not notify the Indemnified Party within twenty (20) Business Days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under Section 10.2 or 10.3 and the Indemnifying Party shall pay the amount of the Losses stated in such notice to the Indemnified Party on demand or, in the case of any notice in which the Losses (or any portion thereof) are estimated, on such later date when the amount of such Losses (or such portion thereof) becomes finally determined.

10.5           No Double Recovery; Use of Insurance.  Notwithstanding anything herein to the contrary, no Indemnified Party shall be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such Indemnified Party has been indemnified or reimbursed for such amount under any other provision of this Agreement or otherwise.  The amount of any indemnification payable under this Agreement will be net of the receipt of any insurance proceeds paid or payable to the Indemnified Party under any policies of insurance covering the Loss giving rise to the claim.  The Indemnified Party will use commercially reasonable efforts to collect any such insurance and will account to the Indemnifying Party therefor.  If, at any time subsequent to the Indemnified Party receiving an indemnity payment for a claim under this Agreement, the Indemnified Party receives payment in respect of the Loss underlying such claim through recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against another Person, the amount of such payment, less any costs, expenses or premiums incurred directly in connection therewith, will promptly be repaid by the Indemnified Party to the Indemnifying Party.

10.6           Mitigation.  Each party agrees to use reasonable efforts to mitigate any Loss that forms the basis of a claim hereunder.

10.7           Exclusive Remedy.  The exclusive remedy available to a party hereto with respect to the matters covered by Sections 10.1 and 10.2 hereof shall be to proceed in the manner contained in this Article X.

ARTICLE XI
MISCELLANEOUS

11.1           Entire Agreement.  This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated herein and shall only be modified or amended by an instrument in writing signed by or on behalf of the parties hereto.

11.2           Section Headings; Interpretation.  Reference in this Agreement to a Section, Article, or Schedule, unless otherwise indicated, shall constitute references to a Section or an Article of this Agreement or a Section of the Disclosure Schedule, as the case may be.  The section headings and article titles contained in this Agreement are for convenience of reference only and do not form a part thereof and shall not affect in any way the meaning or the interpretation of this Agreement.  Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “herein,” “hereinafter,” and “hereunder,” and words of similar import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The singular of a term shall also include the plural of that term and the plural shall also include the singular and the masculine shall include the feminine, unless the context clearly indicates otherwise.

11.3           Notices.  Any notice hereunder shall be in writing and shall be deemed given if personally delivered to the other party or if delivered by confirmed facsimile or if deposited in the United States Mail, postage prepaid, certified or registered, addressed to the parties as follows:

To the Company:	Geeks On Call America, Inc. 814 Kempsville Road Norfolk, VA 23502 Attention: Richard Cole

To Stockholders:
Richard T. Cole and Catherine Cole
c/o Richard T. Cole, Chairman and CEO
Geeks On Call America, Inc.
814 Kempsville Road
Norfolk, Virginia 23502

Douglas J. Glenn and Tiffany K. Glenn
637 Thalia Point Road
Virginia Beach, Virginia 23452

James Weathers and Michelle Weathers
c/o Richard T. Cole, Chairman and CEO
Geeks On Call America, Inc.
814 Kempsville Road
Norfolk, Virginia 23502

To Purchaser:	Chief Executive Officer Telkonet, Inc. 20374 Seneca Meadows Parkway Germantown, MD 20876 Facsimile No.: (240) 912-1839

With copies to:	Janis M. Penman, Esq. Baker & Hostetler LLP 1050 Connecticut Avenue, N.W. Suite 1100 Washington, DC 20036 Facsimile No.: (202) 861-1783

or to such other address as any party notifies the other parties of in accordance herewith.

11.4           No Presumption Against Drafter.  Each of the parties hereto has jointly participated in the negotiation and drafting of this Agreement.  In the event there arises any ambiguity or question of intent or interpretation with respect to this Agreement, this Agreement shall be construed as if drafted jointly by all of the parties hereto and no presumptions nor burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

11.5           Nonassignability.  This Agreement shall not be assigned, by operation of law or otherwise, and shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns; provided, however, that Joynes shall have the right to participate in the transactions contemplated hereby without the prior written consent of the Purchaser on the condition that (a) Joynes executes this Agreement and agrees to be bound by the terms hereof, (b) such participation shall not effect the rights and obligations of the Stockholders hereunder, and (c) Joynes shall not sell to Purchaser in excess of 332,897.27 shares of Company Common Stock.

11.6           No Third Party Beneficiaries.  Except as otherwise expressly provided in this Agreement, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and such successors and assigns, any legal or equitable rights hereunder.

11.7           Governing Law.  ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND EACH OF THE ANCILLARY DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE.

11.8           Jurisdiction and Venue.  ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT AND EACH OF THE ANCILLARY DOCUMENTS SHALL BE BROUGHT IN, AND EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS WITH RESPECT THERETO TO THE EXCLUSIVE JURISDICTION OF, ANY COURT OF THE STATE OF MARYLAND LOCATED IN MONTGOMERY COUNTY, MARYLAND, OR THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA SITTING IN THE DISTRICT OF MARYLAND, AND ANY APPELLATE COURT THEREFROM.  EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN ANY SUCH COURT OF ANY SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.  EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

11.9           Severability.  If any term or provision of this Agreement shall, to any extent, be held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall not be affected thereby and this Agreement shall be deemed severable and shall be enforced otherwise to the full extent permitted by law; provided, however, that such enforcement does not deprive any party hereto of the benefit of the bargain.

11.10              Counterparts.  This Agreement may be executed in one or more counterparts each of which shall be deemed to constitute an original and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized representatives as of the date first written above.

TELKONET, INC.

By:  /s/ R. W. Pickett
Name: R.W. Pickett
Title:  President and CEO

GEEKS ON CALL AMERICA, INC.

By: /s/  Richard T. Cole
Name: Richard T. Cole
Title: CEO

/s/ Richard T. Cole
Richard T. Cole

/s/ Catherine Cole
Catherine Cole

/s/ Douglas J. Glenn
Douglas J. Glenn

/s/ Tiffany K. Glenn
Tiffany K. Glenn

/s/ James Weathers
James Weathers

/s/ Michelle Weathers
Michelle Weathers

IN WITNESS WHEREOF, Louis N. Joynes hereby agrees to become a party to this Agreement with the consent of the Stockholders, agrees to sell not more than 332,879.27 shares of the Company Common Stock to Purchaser and has caused this Agreement to be signed effective as the date first written above.

/s/ Louis N. Joynes
Louis N. Joynes 10/6/07

Acknowledged:

TELKONET, INC.

By: /s/ Ronald W. Pickett
Ronald W. Pickett
Chief Executive Officer

GEEKS ON CALL AMERICA, INC.

By: /s/ Richard T. Cole
Richard T. Cole
Chief Executive Officer

EXECUTION COPY

IN WITNESS WHEREOF, James Johnson hereby agrees to become a party to this Agreement as a "Stockholder", with the consent of the Stockholders, Purchaser and Company, and agrees to sell 23,760 shares of the Company Common Stock to Purchaser and has caused this Agreement to be signed effective as the date first written below.

/s/ James Johnson
James Johnson

Date: October 15, 2007

Acknowledged:

TELKONET, INC.

By: /s/ Ronald W. Pickett
Ronald W. Pickett
Chief Executive Officer

GEEKS ON CALL AMERICA, INC.

By: /s/ Richard T. Cole
Richard T. Cole
Chief Executive Officer

EXECUTION COPY

IN WITNESS WHEREOF, Susan Rinehimer ("Additional Seller") hereby agrees to become a party to this Agreement as a "Stockholder", with the consent of the Stockholders, Purchaser and Company, and
Additional Seller agrees to sell 5,940 shares of the Company Common Stock to Purchaser and has caused this Agreement to be signed effective as the date first written below.

/s/ Susan Rinehimer
Susan Rinehimer

Date: October __, 2007

Acknowledged:

TELKONET, INC.

By: /s/ Ronald W. Pickett
Ronald W. Pickett
Chief Executive Officer

GEEKS ON CALL AMERICA, INC.

By: /s/ Douglas J. Glenn
Douglas J. Glenn
Corporate Secretary

EXECUTION COPY

IN WITNESS WHEREOF, Charles and Vonda Cole (collectively, "Additional Sellers") hereby agrees to become a party to this Agreement as a "Stockholder", with the consent of the Stockholders, Purchaser and Company, and Additional Sellers agree to sell 5,400 shares of the Company Common Stock to Purchaser and has caused this Agreement to be signed effective as the date first written below.

/s/ Charles Cole
Charles Cole

Date: October 17, 2007

/s/ Vonda Cole
Vonda Cole

Date: October 17, 2007

Acknowledged:

TELKONET, INC.

By: /s/ Ronald W. Pickett
Ronald W. Pickett
Chief Executive Officer

GEEKS ON CALL AMERICA, INC.

By: /s/ Douglas J. Glenn
Douglas J. Glenn
Corporate Secretary

EXECUTION COPY

IN WITNESS WHEREOF, Stephen Patterson ("Additional Seller") hereby agrees to become a party to this Agreement as a "Stockholder", with the consent of the Stockholders, Purchaser and Company, and
Additional Seller agrees to sell 5,400 shares of the Company Common Stock to Purchaser and has caused this Agreement to be signed effective as the date first written below.

/s/ Stephen Patterson
Stephen Patterson

Date: October 17, 2007

Acknowledged:

TELKONET, INC.

By: /s/ Ronald W. Pickett
Ronald W. Pickett
Chief Executive Officer

GEEKS ON CALL AMERICA, INC.

By: /s/ Douglas J. Glenn
Douglas J. Glenn
Corporate Secretary

EXECUTION COPY

IN WITNESS WHEREOF, Gerard and Theresa Dorre  ("Additional Seller") hereby agrees to become a party to this Agreement as a "Stockholder", with the consent of the Stockholders, Purchaser and Company, and
Additional Seller agrees to sell 5,940 shares of the Company Common Stock to Purchaser and has caused this Agreement to be signed effective as the date first written below.

/s/ Gerard T. Dorre
Gerard T. Dorre

Date: October 17, 2007

/s/ Theresa Dorre
Theresa Dorre

Date: October 17, 2007

Acknowledged:

TELKONET, INC.

By: /s/ Ronald W. Pickett
Ronald W. Pickett
Chief Executive Officer

GEEKS ON CALL AMERICA, INC.

By: /s/ Douglas J. Glenn
Douglas J. Glenn
Corporate Secretary

EXECUTION COPY

IN WITNESS WHEREOF, H. Lee Addison, III  ("Additional Seller") hereby agrees to become a party to this Agreement as a "Stockholder", with the consent of the Stockholders, Purchaser and Company, and
Additional Seller agrees to sell 24,546.50 shares of the Company Common Stock to Purchaser and has caused this Agreement to be signed effective as the date first written below.

/s/ H. Lee Addison, III
H. Lee Addison III

Date: October 18, 2007

Acknowledged:

TELKONET, INC.

By: /s/ Ronald W. Pickett
Ronald W. Pickett
Chief Executive Officer

GEEKS ON CALL AMERICA, INC.

By: /s/ Douglas J. Glenn
Douglas J. Glenn
Secretary

EXECUTION COPY

IN WITNESS WHEREOF, Barbara Addison ("Additional Seller") hereby agrees to become a party to this Agreement as a "Stockholder", with the consent of the Stockholders, Purchaser and Company, and
Additional Seller agrees to sell 20,798 shares of the Company Common Stock to Purchaser and has caused this Agreement to be signed effective as the date first written below.

/s/ Barbara B. Addison
Barbara Addison

Date: October 18, 2007

Acknowledged:

TELKONET, INC.

By: /s/ Ronald W. Pickett
Ronald W. Pickett
Chief Executive Officer

GEEKS ON CALL AMERICA, INC.

By: /s/ Douglas J. Glenn
Douglas J. Glenn
Secretary